(HUBBELL LOGO)

                 Date:        January 24, 2008            NEWS RELEASE

                 For Release: IMMEDIATELY

                                                          HUBBELL INCORPORATED
                                                          584 Derby-Milford Road
                                                          P. O. Box 549
                                                          Orange, CT 06477
                                                          203-799-4100

                 Contact:     Thomas R. Conlin

               HUBBELL REPORTS FOURTH QUARTER, FULL YEAR RESULTS;

       FOURTH QUARTER NET SALES UP 4%, EARNINGS OF $.82 PER DILUTED SHARE

ORANGE, CT. (January 24, 2008) -- Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the fourth quarter and full year ended December 31, 2007.

Net sales in the fourth quarter of 2007 rose by 4% to $614.7 million compared to $589.0 million reported in the equivalent period of 2006. Net sales for the full year rose 5% to $2.53 billion compared to $2.41 billion reported for 2006. The acquisition of PCORE on October 1, 2007, contributed $7.0 million in sales to the fourth quarter and full year 2007.

Net income in the fourth quarter rose by 64% to $48.0 million versus $29.2 million reported for the equivalent period of 2006. Earnings per diluted share were 71% higher at $.82 compared to $.48 reported in the fourth quarter of 2006. The fourth quarter of 2007 included adjustments to the provision for income taxes resulting in a net benefit of $0.05 per diluted share primarily due to the completion of an examination of the Company's 2004-2005 federal income tax returns. However, this net benefit was more than offset by expenses recorded in the 2007 fourth quarter of $0.07 per diluted share associated with workforce reductions.

                                  -continued-

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Reported net income for the full year 2007 rose by 32% to $208.3 million compared to $158.1 million reported for 2006. Earnings per diluted share rose by 35% to $3.50 versus $2.59 reported for 2006.

Cash flow from operations in 2007 was $335.2 million compared to $139.9 million in 2006. The improvement was primarily a result of better management of working capital, particularly inventory, and improved profitability. Capital spending decreased 36% to $55.9 million primarily as a result of completion of the new Lighting facility early this year and lower implementation costs for the enterprise-wide business system. During 2007 the Company repurchased approximately 3.6 million shares of its common stock for $193.1 million compared to 2.1 million shares for $95.1 million repurchased in 2006.

OPERATIONS REVIEW

"Hubbell's financial results in 2007 set new Company records," said Timothy H. Powers, Chairman, President, and Chief Executive Officer. "We reported the highest sales, net income, earnings per diluted share, and cash flow from operations in Hubbell's 120 year history. These results are directly attributable to the focus, hard work, and dedication of Hubbell's 12,000 employees.

"Our focus in 2007 was on three key objectives: price realization, cost containment, and productivity improvement. These are the primary routes toward the goal of returning Hubbell to its historic industry-leading profitability and performance. Each of our businesses contributed to an outstanding year," Powers said. "Each segment reported higher sales, higher operating profit, and higher operating margin. The net effect was a 210 basis point improvement in Hubbell's operating margin which represents substantial progress toward our goal."

                                  -continued-

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SEGMENT REVIEW

The comments and year-over-year percentage comparisons in this segment review are based on fourth quarter results in 2007 and 2006.

Electrical segment net sales were comparable to last year while operating profit grew by 61% chiefly due to actions by each of the businesses in the segment to improve price realization, contain costs, and drive productivity initiatives. Wiring Systems reported higher sales but essentially flat operating profit as a result of costs incurred related to the product quality issue that was resolved early in the 2007 fourth quarter and charges associated with the workforce reductions. Sales of products for harsh and hazardous applications rose by double-digits and operating profit doubled. Hubbell Lighting reported increased sales of commercial and industrial fixtures but, as expected, continuing contraction of sales of residential fixtures. Despite the residential market headwind, operating profit for the segment rose and operating margin increased 300 basis points. The negative impact of cost reduction actions in the 2007 fourth quarter was higher by approximately $2 million compared to special charges in the 2006 fourth quarter.

Hubbell's Power Systems segment reported a 9% increase in sales and a 61% increase in operating profit. Acquisitions accounted for approximately half of the sales increase with price realization and incremental storm orders comprising the balance. The segment successfully implemented productivity initiatives and higher realized prices to achieve improved operating performance. There continues to be a slowing in the core U.S. utility market especially in distribution voltage product sales, but growth in transmission products and international sales continued.

The Industrial Technology segment completed an exceptional year with its strongest quarter. Sales rose by 25%, operating profit by 78% and operating margin by 660 basis points. Favorable worldwide market conditions, realized price increases, and productivity initiatives positively impacted the quarter. With its high voltage instrumentation and specialty communication products

                                  -continued-
occupying a prominent position in global markets, the segment is benefiting from growth around the world. In addition, the Austdac acquisition in the fourth quarter of 2006 accounted for 5 percentage points of the sales increase.

SUMMARY AND OUTLOOK

"Our people were the foundation of our success in 2007," Powers added, "but their achievements are not limited to a single year. We've pursued a series of internal, multi-year initiatives, and that work is yielding results. We are benefiting from our enterprise-wide business system across our domestic operations, successfully restructured most of our Lighting operations, launched the largest new product introduction in Hubbell's history, reduced our working capital needs and made significant strides in implementing lean manufacturing across the Company. The effect is that Hubbell is more capable, flexible and efficient than the Company has ever been.

"Just as important is the fact that we're only beginning to realize the benefits of all of our initiatives. Achieving that potential becomes increasingly important in 2008 as demand in many of our markets is expected to slow.

"We will continue our focus on pricing, productivity, and cost control in 2008," Powers concluded. "Against a backdrop in 2008 of a slowing U.S. economy and a continuing decline in the residential marketplace, we expect sales growth for Hubbell of 4-6%, a 100 basis point improvement in operating margin, and an increase in the effective tax rate to 30.5% resulting in earnings per diluted share in the range of $3.70-$3.90. Cash flow from operations is expected to approximate net income."

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements

                                  -continued-
about capital resources, performance and results of operations and are based on the Company's reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as "progress", "leading", "achieving", "continuing growth", "continues", "primarily", "plan", "expect", "anticipated," "expected", "expectations," "should continue", "striving", "uncertain", "goal", "projected", "expected", "will likely", "forecast", "believe", and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the Hubbell 2006 business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the "Business" and "Risk Factors" Sections in the Annual Report on Form 10-K for the year ended December 31, 2006.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for commercial, industrial, residential, utility, and telecommunications markets. With 2007 revenues of $2.5 billion, Hubbell Incorporated operates manufacturing facilities in the U.S., Canada, Puerto Rico, Mexico, Italy, Switzerland, Brazil, Australia and the United Kingdom, participates in joint ventures in Taiwan and the People's Republic of China, and maintains sales offices in Singapore, Hong Kong, South Korea, the People's Republic of China, Mexico, and the Middle East. The corporate headquarters is located in Orange, CT.

                                     #####

                       (Financial Schedules are Attached.)

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                              HUBBELL INCORPORATED
                   Condensed Consolidated Statement of Income
                      (in millions, except per share data)

                                              THREE MONTHS ENDED        TWELVE MONTHS ENDED
                                                 DECEMBER 31                DECEMBER 31
                                          -------------------------   ----------------------
                                          (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                              2007          2006          2007        2006
                                          -----------   -----------   -----------   --------
Net Sales                                    $614.7        $589.0       $2,533.9    $2,414.3
Cost of goods sold                            433.8         437.4        1,798.1     1,757.5
Selling & administrative expenses             112.3         106.2          436.4       415.6
Special charges                                  --           3.7             --         7.3
                                             ------        ------       --------    --------
Operating Income                               68.6          41.7          299.4       233.9
   Operating income as a % of Net Sales        11.2%          7.1%          11.8%        9.7%
Interest expense, net                          (3.7)         (3.1)         (15.2)      (10.3)
Other income (expense), net                    (0.7)         (1.2)            --        (2.1)
                                             ------        ------       --------    --------
Income Before Income Taxes                     64.2          37.4          284.2       221.5
Provision for income taxes                     16.2           8.2           75.9        63.4
                                             ------        ------       --------    --------
Net Income                                   $ 48.0        $ 29.2       $  208.3    $  158.1
                                             ======        ======       ========    ========
Earnings Per Share:
   Basic                                     $ 0.83        $ 0.49       $   3.54    $   2.62
   Diluted                                   $ 0.82        $ 0.48       $   3.50    $   2.59
Average Shares Outstanding:
   Basic                                       57.8          60.0           58.8        60.4
   Diluted                                     58.6          60.8           59.5        61.1

                              HUBBELL INCORPORATED
                               Segment Information
                                  (in millions)

                                           THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                              DECEMBER 31                 DECEMBER 31
                                       -------------------------   ------------------------
                                       (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                           2007          2006          2007         2006
                                       -----------   -----------   -----------   ----------
Net Sales
   Electrical                             $388.7        $389.0       $1,639.9     $1,631.2
   Power                                   159.6         146.8          636.6        573.7
   Industrial Technology                    66.4          53.2          257.4        209.4
                                          ------        ------       --------     --------
      Total Net Sales                     $614.7        $589.0       $2,533.9     $2,414.3
                                          ======        ======       ========     ========
Operating Income
   Electrical                             $ 30.8        $ 22.8       $  151.0     $  132.2
   Special charges                            --          (3.7)            --         (7.5)(1)
                                          ------        ------       --------     --------
      Total Electrical                      30.8          19.1          151.0        124.7
   Power                                    23.2          14.4           97.3         75.8
   Industrial Technology                    14.6           8.2           51.1         33.4
                                          ------        ------       --------     --------
      Total Operating Income              $ 68.6        $ 41.7       $  299.4     $  233.9
                                          ======        ======       ========     ========
Operating Income as a % of Net Sales
   Electrical                                7.9%          4.9%           9.2%         7.6%
   Power                                    14.5%          9.8%          15.3%        13.2%
   Industrial Technology                    22.0%         15.4%          19.9%        16.0%
      Total                                 11.2%          7.1%          11.8%         9.7%

(1)  2006 Special charges includes $0.2 charged to Cost of goods sold.

The 2006 segment operating income results have been adjusted to reflect the inclusion of stock-based compensation, consistent with the 2007 presentation.

                              HUBBELL INCORPORATED
                      Condensed Consolidated Balance Sheet
                                  (in millions)

                                                   (UNAUDITED)
                                                DECEMBER 31, 2007   DECEMBER 31, 2006
                                                -----------------   -----------------
ASSETS
Cash and cash equivalents                            $   77.5            $   45.3
Short-term investments                                     --                35.9
Accounts receivable, net                                332.4               354.3
Inventories, net                                        322.9               338.2
Deferred taxes and other                                 55.2                40.7
                                                     --------            --------
   TOTAL CURRENT ASSETS                                 788.0               814.4
Property, plant and equipment, net                      327.1               318.5
Investments                                              39.2                 0.3
Goodwill                                                466.6               436.7
Intangible assets and other                             242.5               181.6
                                                     --------            --------
   TOTAL ASSETS                                      $1,863.4            $1,751.5
                                                     ========            ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt                                      $   36.7            $   20.9
Accounts payable                                        154.0               160.5
Accrued salaries, wages and employee benefits            58.6                49.2
Dividends payable                                        19.2                19.9
Accrued insurance                                        46.7                42.8
Other accrued liabilities                               104.3                89.0
                                                     --------            --------
   TOTAL CURRENT LIABILITIES                            419.5               382.3
Long-term debt                                          199.4               199.3
Other non-current liabilities                           161.9               154.4
                                                     --------            --------
   TOTAL LIABILITIES                                    780.8               736.0
SHAREHOLDERS' EQUITY                                  1,082.6(1)          1,015.5
                                                     --------            --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $1,863.4            $1,751.5
                                                     ========            ========

(1) 2007 Shareholders' Equity includes an increase of $4.7 in connection with the Company's adoption on January 1, 2007 of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109".

                              HUBBELL INCORPORATED
                 Condensed Consolidated Statement Of Cash Flows
                                  (in millions)

                                                       TWELVE MONTHS ENDED
                                                          DECEMBER 31
                                                     ----------------------
                                                     (UNAUDITED)
                                                         2007        2006
                                                     -----------   --------
Cash Flows From Operating Activities
   Net Income                                          $ 208.3     $ 158.1
   Depreciation and amortization                          60.2        55.4
   Stock-based compensation expense                       12.7        11.8
   Deferred income taxes                                  (3.7)       11.4
   Changes in working capital                             94.1      (103.7)
   Contributions to defined benefit pension plans        (28.4)       (7.7)
   Other, net                                             (8.0)       14.6
                                                       -------     -------
      Net cash provided by operating activities          335.2       139.9
                                                       -------     -------
Cash Flows From Investing Activities
   Capital expenditures                                  (55.9)      (86.8)
   Acquisition of businesses, net of cash acquired       (52.9)     (145.7)
   Net change in investments                              (2.6)      163.8
   Other, net                                              5.7         2.0
                                                       -------     -------
      Net cash used in investing activities             (105.7)      (66.7)
                                                       -------     -------
Cash Flows From Financing Activities
   Borrowings/repayments of debt                          15.8        (8.9)
   Payment of dividends                                  (78.4)      (80.1)
   Acquisition of common shares                         (193.1)      (95.1)
   Proceeds from exercise of stock options                48.0        38.5
   Other, net                                              7.3         6.0
                                                       -------     -------
      Net cash used in financing activities             (200.4)     (139.6)
                                                       -------     -------
Effect of foreign exchange rate changes on cash
   and cash equivalents                                    3.1         1.1
                                                       -------     -------
Increase (decrease) in cash and cash equivalents          32.2       (65.3)
Cash and cash equivalents
   Beginning of period                                    45.3       110.6
                                                       -------     -------
   End of period                                       $  77.5     $  45.3
                                                       =======     =======